Exhibit 99.1

Calavo Growers, Inc. Names Danny Dumas to Lead Grown Segment

Robert Wedin to Retire Following Outstanding Career in Avocado Industry

SANTA PAULA, Calif., June 21, 2022—Calavo Growers, Inc. (Nasdaq-GS: CVGW), a global avocado-industry leader and provider of value-added fresh food, today announced that Danny Dumas has been named Senior Vice President & General Manager Calavo Grown, filling the role held by Robert Wedin who is retiring after 49 years with Calavo.

Mr. Dumas is a veteran of the produce industry with more than 30 years of experience, primarily with Del Monte Fresh Produce and, most recently, serving as president of Courchesne Larose USA. At Del Monte, Mr. Dumas’ roles included Senior Vice President North American Sales, Marketing & Product Management; Vice President Sales – Canada; and Vice President Operations Fresh (Europe & Africa).

In April, Calavo announced it would reorganize its business into two segments, Grown and Prepared, with a senior vice president and general manager responsible for each. Mr. Dumas will lead the Grown segment, which consists of fresh avocados, tomatoes and papayas, effective July 11.

“We are fortunate to have someone with Danny’s experience and capabilities join the team,” said Brian W. Kocher, President and Chief Executive Officer of Calavo Growers, Inc. “His knowledge of fresh produce sales, marketing and operations will be an asset to the company as we move forward under our new segment structure that aligns product fulfillment responsibilities with P&L management.”

“I’m excited about assuming this new role at a time when I can have a real impact on Calavo’s long-term growth” Mr. Dumas said. “I’m looking forward to working with our customers to provide consumers with the on-trend, healthy foods they seek.”

“I want to thank Rob Wedin for his nearly 50 years of service to Calavo,” Kocher said. “Rob has been looking forward to his retirement for some time, and I appreciate that he has not only continued working until we filled his role he also agreed to stay on through the end of the year as an adviser through the transition.”

Calavo Growers, Inc.

Mr. Wedin has been instrumental in expanding Calavo’s line of high-growth avocado and related commodity foods; always provided steady and consistent guidance; and always strove to find winning solutions between our customers, our growers, and our company. He is a widely respected expert in the industry, serving as the current Chairman of the Hass Avocado Board Global Data Committee and is a former Executive Committee member at producesupply.org. Mr. Wedin also is the past Director of the California Avocado Commission and past Chairman of the Avocado Inspection Committee.

“I’m truly fortunate that I’ve had such a long and successful career at one company, but after nearly 50 years, it’s time for me to take a step back,” Mr. Wedin said. “The people at Calavo are like a family to me, and while I will miss seeing everyone every day, I’m looking forward to this next chapter.”

About Calavo Growers, Inc.

Calavo Growers, Inc. (Nasdaq: CVGW) is a global leader in quality produce, including avocados, tomatoes and papayas, and a pioneer of healthy fresh-cut fruit, vegetables and prepared foods. Calavo products are sold under the trusted Calavo brand name, proprietary sub-brands, private label and store brands.

Founded in 1924, Calavo has a rich culture of constant innovation, sustainable practices and market growth. The company serves retail grocery, foodservice, club stores, mass merchandisers, food distributors and wholesalers worldwide. Calavo is headquartered in Santa Paula, California, with processing plants and packing facilities throughout the U.S. and Mexico. Learn more about The Family of Fresh™ at calavo.com.

Safe Harbor Statement

This press release contains statements relating to future events and results of Calavo that are "forward-looking statements," as defined in the Private Securities Litigation Reform Act of 1995, that involve risks, uncertainties and assumptions. These statements are based on our current expectations and are not promises or guarantees. If any of the risks or uncertainties ever materialize or the assumptions prove incorrect, the results of Calavo may differ materially from those expressed or implied by such forward-looking statements and assumptions. The use of words such as "anticipates," "estimates," "expects," "projects," "intends," "plans" and "believes," among others, generally identify forward-looking statements.

For a discussion of the risks and uncertainties that we face, please see the risk factors described in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and any subsequent updates that may be contained in our Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. Forward-looking statements contained in this press release are made only as of the date of this press release, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Calavo Growers, Inc.

Investor Contact	Media Contact
Julie Kegley, Senior Vice President	Thomas Federl, VP Communications, Marketing & ESG
Financial Profiles, Inc.	Calavo Growers, Inc.
calavo@finprofiles.com	Thomas.Federl@calavo.com
310-622-8246	843-801-4174